EXHIBIT 2



                              AMENDMENT dated as of April 30, 1997, to
                         the Amended and Restated Rights Agreement dated as of January 19, 1996 (the "Rights Agreement"), between THE PITTSTON COMPANY (the "Company") and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as successor in interest to Chemical Mellon Shareholder Services, L.L.C., as rights agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken:

          Section 1. Amendments to Rights Agreement. The Rights
Agreement is hereby amended as follows:

          (a) Section 2 is amended by:

          (i) deleting the period at the end of the second sentence of such section and inserting in its place ", upon prior written notice to the Rights Agent. Failure to give the notice provided for in this Section 2, however, or any defect therein shall not affect the legality or validity of the appointment of any one or more co-Rights Agents."

          (ii) deleting the period at the end of such section and inserting in its place ", however, the Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions, of any such co-Rights Agent."

          (b) Section 5(b) is amended by deleting the word "principal" in the first sentence of such section.

          (c) Section 7(b) is amended by deleting the word "principal" in the first sentence of such section.

          (d) Section 22 is amended by:

          (i) deleting the phrase "the State of New York (or of any other state of the United States so long as such corporation is authorized to conduct a stock transfer or corporate trust business in the State of New York)" in the fifth sentence of such section and inserting the phrase "any state of the United States" in its place;

          (ii) deleting the phrase "a principal" in the fifth sentence of such section and inserting the word "an" in its place; and

          (iii) deleting the phrase "such laws" in the fifth sentence of such section and inserting the phrase "the laws of the State of New York and the rules of the New York Stock Exchange" in its place.

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.


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          Section 3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH COMMONWEALTH, EXCEPT FOR THE PROVISIONS CONTAINED IN
SECTION 1(D) OF THIS AMENDMENT, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.


          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                              THE PITTSTON COMPANY


                              By: /s/ Austin F. Reed
                                 -------------------------------
                                 Name:  Austin F. Reed
                                 Title: Vice President, General Counsel and
                                        Secretary

                              CHASEMELLON SHAREHOLDER
                              SERVICES, L.L.C., as successor
                              in interest to Chemical  Mellon
                              Shareholder Services, L.L.C.


                              By:  /s/ Joyce A. Davis
                                 -------------------------------
                                 Name:  Joyce A. Davis
                                 Title: Assistant Vice President